Exhibit 2.2

FIRST AMENDMENT TO

AGREEMENT AND PLAN OF REORGANIZATION

THIS FIRST AMENDMENT TO AGREEMENT AND PLAN OF REORGANIZATION (this “Agreement”) is entered into effective as of the 25th day of October, 2004, by and among KNOBIAS HOLDINGS, INC., a Delaware corporation (the “Company”), CONSOLIDATED TRAVEL SYSTEMS, INC., a Delaware corporation (“COVSA”) and KHI ACQUISITION, INC., a newly formed Delaware corporation (“Merger Sub”).

WHEREAS, the parties hereto entered into the Agreement and Plan of Reorganization dated as of June 30, 2004 (the “Merger Agreement”), and the parties desire to amend the Merger Agreement in the manner set forth below;

WHEREAS, the respective Boards of Directors of the parties hereto have authorized and approved the terms and conditions of this Agreement and the execution thereof.

NOW THEREFORE, in consideration of the premises, the mutual covenants set out herein, and other good and valuable consideration, the sufficiency of which is hereby acknowledged, the parties agree as follows:

1. Capitalized terms used but not defined herein have the meanings set forth in the Merger Agreement.

2. Section 8(O) of the Merger Agreement is hereby amended by substituting “$1,250,000” in lieu of “$2,000,000.”

3. As amended hereby, the Merger Agreement shall continue in full force and effect.

4. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

[Signatures on the Following Page]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first set forth above.

KNOBIAS HOLDINGS, INC.

By:
E. Key Ramsey
Its President

CONSOLIDATED TRAVEL SYSTEMS, INC.

By:
Geoff Williams
Its President

KHI ACQUISITION, INC.

By:
Geoff Williams
Its President